ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis	(212) 896-1203
(918) 251-9121	ebarker@kcsa.com

ADDvantage Technologies Group, Inc. Announces Financial Results
for the Fiscal Third Quarter of 2019
BROKEN ARROW, Oklahoma, August 13, 2019 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) announced today its financial results for the three and nine month periods ended June 30, 2019.
“Revenues for the third quarter of 2019 were $17.6 million, which was an increase of 129% as compared to the third quarter of 2018,” said Joe Hart, President and CEO. “We also reported positive Adjusted EBITDA of $0.4 million, compared with a loss of $0.3 million for the same period in 2018. This improvement in financial performance was driven by both the Wireless and Telco segments, reflecting our increased focus on these high-growth markets. A major accomplishment this quarter was the sale of the Cable TV segment, which closed on June 30. This major milestone significantly advances our growth strategy by providing us with additional funds to invest in solidifying and expanding our position in the telecommunications and wireless infrastructure services markets.  As a reminder, the results for the Cable TV segment have been reclassified to discontinued operations as a result of the Cable TV segment sale, so we are now only reporting the Wireless and Telco segments.

“Fulton reported revenue of $8.7 million in the third quarter of 2019, compared with $4.2 million in the second quarter of 2019, which is a doubling of revenue quarter over quarter, as we continue to integrate and ramp up the company’s operations. Over the next several quarters, we plan to implement further operational improvements and project oversight at Fulton to improve project efficiency and margins. To support the scaling of the business we are also expanding Fulton’s management talent and suite of services. We are excited by Fulton’s growth and financial results in their second quarter with ADDvantage and are encouraged by the opportunities we see unfolding in the industry as wireless carriers prepare and rollout 5G networks. We believe that Fulton will continue to provide strong revenue growth and gradually improving margins as it executes on growth opportunities in the market.

“The Telco segment reported revenues of $8.8 million for the three months ended June 30, 2019, compared with $7.7 million in the same period last year, driven by improved performance at both Nave and Triton. Notably, the Telco segment reported positive Adjusted EBITDA of $0.5 million, compared with a loss of $0.3 million in the third quarter of 2018. This turnaround is mainly attributed to the new operational structure at Nave, which led to improved efficiencies and enabled us to focus on our core sales and recycling activities. Looking ahead, we are also ramping up our repair activities to take advantage of our new capabilities and our expanded business lines. We are also looking forward to Triton’s upcoming move to its new facility in Pembroke Park, Florida, scheduled in August. This move will enable us to streamline and improve our processes, which, together with our strategy to add additional product lines and manufacturers, is expected to drive improved sales at Triton. We believe that Triton is poised to expand, capture additional market share and develop new customers.  While Nave was the main Adjusted EBITDA growth driver in the third quarter, we expect to see Triton’s operating results improve as a result of the upcoming changes.

“ADDvantage now has a stronger and more efficient foundation to support top and bottom line growth. The sale of the Cable TV segment marks a turning point for the Company, and we are excited to capitalize on this opportunity by investing in the long-term growth of our wireless and telecom businesses. Our growth initiatives in Triton and Nave have already led to improved results, and we can see significant room for sales growth in both these businesses. This, combined with the major opportunity at Fulton to grow market share in the expanding wireless infrastructure services market, leaves us well-positioned to build value for our shareholders,” concluded Mr. Hart.

Results for the three months ended June 30, 2019

Consolidated sales increased 129% to $17.6 million for the three months ended June 30, 2019 compared with $7.7 million for the three months ended June 30, 2018.  The increase in sales was in the Wireless segment and Telco segment of $8.7 million and $1.2 million, respectively.

The increase in sales for the Wireless segment of $8.7 million was as a result of the acquisition of Fulton Technologies, which closed on January 4, 2019.  The Company did not report any revenues for the Wireless segment for the same period in fiscal 2018.

The increase in sales for the Telco segment was due to an increase in equipment sales and recycling revenue of $1.0 million and $0.2 million, respectively.  The increase in Telco equipment sales was due primarily to increased sales at Triton Datacom of $1.0 million.  The increase in recycling revenue was due primarily to timing of recycling shipments.

Consolidated gross profit increased $1.3 million due to the Wireless segment and Telco segment, which increased by $0.9 million and $0.4 million, respectively.

Consolidated operating, selling, general and administrative expenses increased 25% to $3.3 million compared with $2.7 million for the three months ended June 30, 2018. The increase in expenses was due to the Wireless segment of $1.0 million, partially offset by a decrease in the Telco segment of $0.4 million.

Equity earnings for the three months ended June 30, 2019 were $20,000, compared with zero for the three months ended June 30, 2018.  Equity earnings for the three months ended June 30, 2019 consisted of payments received from certain YKTG Solutions investment equity owners related to amounts owed to the Company.

The Company recorded a benefit for income taxes of $42,000 for the three months ended June 30, 2019, compared with $0.4 million for the three months ended June 30, 2018.  The change in the tax provision was due primarily to the valuation allowance netting the deferred tax assets to zero for the three months ended June 30, 2019, offset by income taxes payable to certain tax jurisdictions.

Net loss for the three months ended June 30, 2019, was $1.5 million, or $0.14 per diluted share, compared with a net loss of $1.5 million, or $0.15 per diluted share, for the same period of 2018.

On May 29, 2019, at a special stockholders’ meeting, the Company’s stockholders voted in favor of selling the Company’s Cable TV segment to Leveling 8, Inc. (“Leveling 8”), a company controlled by David Chymiak.  David Chymiak is a director and substantial shareholder of the Company, and he was the Chief Technology Officer and President of Tulsat LLC until the closing of the sale on June 30, 2019.  Therefore, the Company has classified the Cable TV segment as discontinued operations.

Loss from discontinued operations, net of tax, was $1.4 million for the three months ended June 30, 2019, compared to a loss of $1.2 million for the same period last year.  This activity included the operations of the Cable TV segment prior to the sale on June 30, 2019.  The Company recognized a loss on the sale of the Cable TV segment of $1.5 million for the three months ended June 30, 2019.  The Cable TV segment recognized a goodwill impairment charge of $1.2 million for the three months ended June 30, 2018.

Adjusted EBITDA for the three months ended June 30, 2019 was income of $0.4 million compared with a loss of $0.3 million for the same period ended June 30, 2018.

Results for the nine months ended June 30, 2019

Consolidated sales increased 76% to $37.3 million for the nine months ended June 30, 2019 compared with $21.1 million for the nine months ended June 30, 2018.  The increase in sales was in the Wireless segment and Telco segment of $13.0 and $3.2 million, respectively.

Revenues for the Wireless segment were $13.0 million for the nine months ended June 30, 2019, as a result of the acquisition of Fulton Technologies. The Company did not report any revenues for the Wireless segment for the same period last year.

Sales for the Telco segment increased $3.2 million to $24.4 million for the nine months ended June 30, 2019 from $21.2 million for the same period last year.  The increase in sales for the Telco segment was due to an increase in equipment sales of $3.3 million, partially offset by a decrease in recycling revenue of $0.1 million.  The increase in Telco equipment sales was due to increased sales at Nave Communications and Triton Datacom of $1.8 million and $1.5 million, respectively.

Consolidated gross profit increased $1.3 million due to the Wireless segment and Telco segment of $1.0 million and $0.3 million, respectively.

Operating, selling, general and administrative expenses increased $1.9 million, or 25%, to $9.7 million for the nine months ended June 30, 2019 from $7.8 million for the same period last year.  This increase in expenses was due to the Wireless segment of $2.3 million, partially offset by a decrease in the Telco segment of $0.4 million.

Equity earnings for the nine months ended June 30, 2019 were $0.1 million and equity losses were $0.3 million for the nine months ended June 30, 2018.  The equity earnings for the three months ended June 30, 2019 consisted primarily of repayments of a loan from the former YKTG partners.  The equity losses for the nine months ended June 30, 2018 consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

The benefit for income taxes was $13 thousand for the nine months ended June 30, 2019, compared to a benefit for income taxes of $0.2 million for the nine months ended June 30, 2018.  The increase in the tax provision was due primarily to the valuation allowance netting the deferred tax assets to zero for the nine months ended June 30, 2019, offset by income taxes payable to certain tax jurisdictions.

Net loss for the nine months ended June 30, 2019, was $3.7 million, or $0.36 per diluted share, compared with net loss of $2.5 million, or $0.24 per diluted share, for the same period of 2018.

Loss from discontinued operations, net of tax, was $1.3 million for the nine months ended June 30, 2019 compared to a loss of $0.5 million for the same period last year.  This activity included the operations of the Cable TV segment prior to the sale on June 30, 2019.  The Company recognized a loss on the sale of the Cable TV segment of $1.5 million for the nine months ended June 30, 2019.  The Cable TV segment recognized a goodwill impairment charge of $1.2 million for the nine months ended June 30, 2018.

Adjusted EBITDA for the nine months ended June 30, 2019 was a loss of $1.1 million compared with a loss of $0.6 million for the same period ended June 30, 2018.

As a result of the sale of the Cable TV segment to Leveling 8, Inc., which closed on June 30, 2019, and the sales of three Cable TV segment facilities to David Chymiak LLC prior to the sale of the Cable TV segment, the Company will receive total proceeds of $14.2 million.  These proceeds consist of $7.1 million in cash received from the facility sales, a receivable of $0.7 million due in the fourth quarter of 2019 and a promissory note of $6.4 million to be paid over five years.

Cash and cash equivalents were $2.7 million as of June 30, 2019, compared with $3.2 million as of September 30, 2018.  As of June 30, 2019, the Company had inventory of $9.1 million, compared with

 $7.5 million as of September 30, 2018.

Earnings Conference Call

The Company will host a conference call today, Tuesday, August 13th, at 12:00 p.m. Eastern Time featuring remarks by Joseph Hart, President and Chief Executive Officer, Kevin Brown, Chief Financial Officer, Colby Empey, President of the Wireless Services Division, Don Kinison, President of the Telecommunications Division, and Scott Francis, Chief Accounting Officer.   The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-888-394-8218 (domestic) or 1-323-701-0225 (international). All dial-in participants must use the following code to access the call: 4982983. Please call at least five minutes before the scheduled start time.
For interested individuals unable to join the conference call, a replay of the call will be available through August 27, 2019 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 4982983.  An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments.  Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers.  Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems.  The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented excludes discontinued operations, stock compensation expense, other income, other expense, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Sales	$17,559,315	$7,674,997	$37,259,352	$21,137,787
Cost of sales	14,248,680	5,681,646	29,953,292	15,158,725
Gross profit	3,310,635	1,993,351	7,306,060	5,979,062
Operating, selling, general and administrative expenses	3,315,268	2,661,493	9,665,151	7,715,354
Loss from operations	(4,633)	(668,142)	(2,359,091)	(1,736,292)
Other income (expense):
Income (loss) from equity method investment	20,005	‒	75,005	(258,558)
Other expense	(89,708)	–	(132,967)	–
Interest expense	(25,860)	(39,571)	(68,612)	(171,017)
Total other expense, net	(95,563)	(39,571)	(126,574)	(429,575)

Loss before income taxes	(100,196)	(707,713)	(2,485,665)	(2,165,867)
Benefit for income taxes	(42,000)	(359,000)	(13,000)	(169,000)
Loss from continuing operations	(58,196)	(348,713)	(2,472,665)	(1,996,867)

Discontinued operations, net of tax	(1,426,969)	(1,157,986)	(1,267,344)	(476,291)

Net loss	$(1,485,165)	$(1,506,699)	$(3,740,009)	$(2,473,158)

Loss per share:
Basic
Continuing operations	$(0.00)	$(0.03)	$(0.24)	$(0.19)
Discontinued operations	(0.14)	(0.12)	(0.12)	(0.05)
Net loss	$(0.14)	$(0.15)	$(0.36)	$(0.24)
Diluted
Continuing operations	$(0.00)	$(0.03)	$(0.24)	$(0.19)
Discontinued operations	(0.14)	(0.12)	(0.12)	(0.05)
Net loss	$(0.14)	$(0.15)	$(0.36)	$(0.24)
Shares used in per share calculation:
Basic	10,361,292	10,306,145	10,361,292	10,261,617
Diluted	10,361,292	10,306,145	10,361,292	10,261,617

A reconciliation by segment of operating income (loss) to Adjusted EBITDA follows:

	Three Months Ended June 30, 2019
	Wireless	Telco	Total
Income (loss) from operations	$(147,463)	$142,830	$(4,633)
Stock compensation expense	12,166	34,436	46,602
Depreciation	80,076	29,615	109,691
Amortization	6,100	266,775	272,875
Adjusted EBITDA	$(49,121)	$473,656	$424,535

	Three Months Ended June 30, 2018
	Wireless		Telco	Total
Loss from operations	$	‒	$(668,142)	$(668,142)
Stock compensation expense		‒	46,782	46,782
Depreciation		‒	32,583	32,583
Amortization		‒	313,311	313,311
Adjusted EBITDA	$	‒	$(275,466)	$(275,466)

	Nine Months Ended June 30, 2019
	Wireless	Telco	Total
Loss from operations	$(1,334,215)	$(1,024,876)	$(2,359,091)
Stock compensation expense	31,628	121,063	152,691
Depreciation	159,604	97,524	257,128
Amortization	12,200	800,325	812,525
Adjusted EBITDA (a)	$(1,130,783)	$(5,964)	$(1,136,747)

(a)	The Wireless segment includes acquisition expenses of $0.2 million related to the acquisition of Fulton and Mill City.

	Nine Months Ended June 30, 2018
	Wireless		Telco	Total
Loss from operations	$	‒	$(1,736,292)	$(1,736,292)
Stock compensation expense		‒	122,142	122,142
Depreciation		‒	96,055	96,055
Amortization		‒	939,933	939,933
Adjusted EBITDA (a)	$	‒	$(578,162)	$(578,162)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$2,672,640	$3,129,280
Restricted cash	260,802	‒
Accounts receivable, net of allowance for doubtful accounts of $150,000	5,481,478	2,578,998
Unbilled revenue	2,272,381	‒
Other receivable	753,199	‒
Promissory note – current	1,400,000	‒
Income tax receivable	174,290	178,766
Inventories, net of allowance for excess and obsolete
inventory of $800,000 and $815,000, respectively	9,094,002	7,462,491
Prepaid expenses	793,992	253,405
Other current assets	171,695	‒
Current assets of discontinued operations	‒	16,925,526
Total current assets	23,074,479	30,528,466

Property and equipment, at cost:
Machinery and equipment	2,419,740	1,084,024
Leasehold improvements	190,984	190,984
Total property and equipment, at cost	2,610,724	1,275,008
Less: Accumulated depreciation	(813,978)	(773,312)
Net property and equipment	1,796,746	501,696

Promissory note – noncurrent	4,975,000	‒
Investment in and loans to equity method investee	‒	49,000
Intangibles, net of accumulated amortization	6,275,873	6,844,398
Goodwill	4,836,472	4,820,185
Other assets	210,854	125,903
Assets of discontinued operations	‒	1,524,972

Total assets	$41,169,424	$44,394,620

	June 30, 2019	September 30, 2018
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,856,372	$3,300,388
Accrued expenses	1,644,337	711,936
Bank revolving line of credit	750,000	‒
Notes payable – current portion	‒	1,996,279
Other current liabilities	748,850	664,374
Current liabilities of discontinued operations	‒	2,392,780
Total current liabilities	9,999,559	9,065,757

Other liabilities	203,682	801,612
Total liabilities	10,203,241	9,867,369

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,861,950 and 10,806,803 shares issued, respectively; 10,361,292 and 10,306,145 shares outstanding, respectively	108,620	108,068
Paid in capital	(4,419,954)	(4,598,343)
Retained earnings	36,277,531	40,017,540
Total shareholders’ equity before treasury stock	31,966,197	35,527,265

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	30,966,183	34,527,251

Total liabilities and shareholders’ equity	$41,169,424	$44,394,620